                                                                      Exhibit 12

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($Millions)

                                        For the three
                                         months ended                           For the years ended December 31,
                                         March 31,1996        1995            1994            1993            1992            1991
                                            -------         -------         -------         -------         -------         -------
Income before
  income taxes                              $   205         $   877         $   615         $   790         $   745         $   694
                                            -------         -------         -------         -------         -------         -------
Add (subtract):
  Portion of rents
    representative
    of interest                                   7              26              25              21              22              20
  Interest on bonds
    mortgages & similar
    debt                                         18              55              52              56              64              73
  Other interest                                 33              87              54              54              51              54
  Interest expense
    included in cost of
    plant construction                           (3)             (7)             (6)             (7)             (6)             (9)
  Income of
    unconsolidated
    venture                                      --              --               4              --               5              --
                                            -------         -------         -------         -------         -------         -------
Income as adjusted                          $   260         $ 1,038         $   744         $   914         $   881         $   832
                                            =======         =======         =======         =======         =======         =======
Fixed Charges:
  Portion of rents
    representative of
    interest                                $     7         $    26         $    25         $    21         $    22         $    20
  Interest on bonds,
    mortgages & similar
   debt                                          18              55              52              56              64              74

  Other interest                                 33              87              55              54              51              54
                                            -------         -------         -------         -------         -------         -------
                                            $    58         $   168         $   132         $   131         $   137         $   148
                                            =======         =======         =======         =======         =======         =======
Ratio of Earnings to
   Fixed Charges                                4.5             6.2             5.6             7.0             6.4             5.6
                                            =======         =======         =======         =======         =======         =======